Exhibit 99

NEWS RELEASE	CONTACT:	Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS AND ANNUAL MEETING

Fourth Quarter Highlights

●	Net income of $1.1 million compared to net income of $1.7 million for fourth quarter of 2014
●	Diluted earnings per common share of $0.23 compared to diluted earnings per common share of $0.30 in the fourth quarter of 2014
●	Provision for loan losses of $0.1 million, up $2.3 million from fourth quarter of 2014
●	Non-performing assets of $6.2 million, down $5.4 million from September 30, 2015

Annual Highlights

●	Net income of $3.0 million compared to net income of $7.4 million for 2014
●	Diluted earnings per common share of $0.61 compared to diluted earnings per common share of $1.23 for 2014
●	Provision for loan losses of ($0.2 million), up $6.8 million from 2014
●	Non-performing assets of $6.2 million, down $7.8 million from December 31, 2014

Other

●	On November 19, 2015, announced agreement to acquire certain assets and assume certain liabilities of Deerwood Bank’s Albert Lea, Minnesota branch

INCOME SUMMARY	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share amounts)	2015	2014	2015	2014
Net income	$1,090	1,678	$2,956	7,379
Net income available to common stockholders	1,090	1,385	2,848	5,669
Diluted earnings per common share	0.23	0.30	0.61	1.23
Return on average assets	0.69%	1.13%	0.50%	1.21%
Return on average common equity	6.19%	8.74%	4.27%	9.12%
Book value per common share	$15.54	14.77	$15.54	14.77

ROCHESTER, MINNESOTA, January 27, 2016. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $643 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.1 million for the fourth quarter of 2015, a decrease of $0.6 million compared to net income of $1.7 million for the fourth quarter of 2014. Net income available to common shareholders was $1.1 million for the fourth quarter of 2015, a decrease of $0.3 million from the net income available to common shareholders of $1.4 million for the fourth quarter of 2014. Diluted earnings per common share for the fourth quarter of 2015 was $0.23, a decrease of $0.07 from the diluted earnings per common share of $0.30 for the fourth quarter of 2014. The decrease in net income in the fourth quarter of 2015 is due primarily to a $2.3 million increase in the provision for loan losses between the periods. The provision for loan losses increased primarily because there was more commercial loan growth and fewer recoveries of previously charged off loans in the fourth quarter of 2015 when compared to the same period of 2014. This decrease in net income was partially offset by a $0.9 million increase in net interest income due to an increase in the outstanding loan balances and a $0.7 million decrease in income tax expense as a result of the decreased income between the periods.

President’s Statement

             “We are pleased to report the positive loan growth and the continued improvement in our net interest income in the fourth quarter of 2015,” said Brad Krehbiel, President of HMN. “We are also encouraged by the results of our ongoing efforts to improve the credit quality in our commercial loan portfolio, which resulted in our non-performing assets declining to less than 1% of total assets during the fourth quarter of 2015. We intend to continue to focus our efforts on loan growth and further improving the credit quality of our existing loan portfolio, which should continue to improve the financial performance of our core banking operations.”

Fourth Quarter Results

Net Interest Income

Net interest income was $5.7 million for the fourth quarter of 2015, an increase of $0.9 million, or 20.1%, compared to $4.8 million for the fourth quarter of 2014. Interest income was $6.1 million for the fourth quarter of 2015, an increase of $1.1 million, or 21.3%, from $5.0 million for the same period in 2014. Interest income increased between the periods primarily because of an increase in the outstanding average interest-earning assets and a change in the mix of average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $43.4 million between the periods, the average interest-earning assets held in higher yielding loans increased $87.5 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $44.1 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred primarily because of an increase in loan originations and a reduction in loan payoffs between the periods. The Company also acquired $24.1 million of loans through an acquisition that occurred in the third quarter of 2015. The average yield earned on interest-earning assets was 4.06% for the fourth quarter of 2015, an increase of 45 basis points from 3.61% for the fourth quarter of 2014.

Interest expense was $0.4 million for the fourth quarter of 2015, an increase of $0.1 million, or 43.4%, compared to $0.3 million for the fourth quarter of 2014. Interest expense increased primarily because of the change in the mix of the average interest-bearing liabilities held, which resulted in an increase in the average rate paid between the periods. While the average interest-bearing liabilities increased $55.6 million between the periods, the amount held in lower rate deposits increased $44.7 million and the amount held in higher rate advances and other borrowings increased $10.9 million between the periods. The increase in average outstanding deposits between the periods was primarily the result of the $47.3 million in deposits acquired through an acquisition that occurred in the third quarter of 2015. The increase in the average rate paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of all of the remaining Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”). Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on deposit accounts between the periods as a result of the low interest rate environment that continued to exist during the fourth quarter of 2015. The average interest rate paid on interest-bearing liabilities was 0.28% for the fourth quarter of 2015, an increase of 6 basis points from the 0.22% average interest rate paid in the fourth quarter of 2014. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2015 was 3.80%, an increase of 38 basis points, compared to 3.42% for the fourth quarter of 2014.

Provision for Loan Losses

The provision for loan losses was $0.1 million for the fourth quarter of 2015, an increase of $2.3 million, compared to ($2.2 million) for the fourth quarter of 2014. The provision for loan losses increased primarily because there was more commercial loan growth and fewer recoveries of previously charged off loans in the fourth quarter of 2015 when compared to the same period of 2014. Total non-performing assets were $6.2 million at December 31, 2015, a decrease of $5.4 million, or 46.3%, from $11.6 million at September 30, 2015. Non-performing loans decreased $4.9 million and foreclosed and repossessed assets decreased $0.5 million during the fourth quarter of 2015. The non-performing loan and foreclosed and repossessed asset activity for the fourth quarter of 2015 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
September 30, 2015	$9,081	September 30, 2015	$2,504
Classified as non-performing	1,331	Other foreclosures/repossessions	0
Charge offs	(36)	Real estate sold	(356)
Principal payments received	(474)	Net loss on sale of assets	(35)
Classified as performing	(5,721)	Write downs and payments	(68)
December 31, 2015	$4,181	December 31, 2015	$2,045

The decrease in non-performing loans relates primarily to a commercial real estate development relationship that was upgraded to performing status during the quarter due to the improved financial performance of the project as a result of increased lot sales.

A reconciliation of the allowance for loan losses for the fourth quarters of 2015 and 2014 is summarized as follows:

(Dollars in thousands)	2015	2014
Balance at September 30,	$8,786	$7,923
Provision	75	(2,221)
Charge offs:
Commercial business	(62)	0
Consumer	(40)	(56)
Recoveries	950	2,686
Balance at December 31,	$9,709	$8,332

General allowance	$8,700	$7,258
Specific allowance	1,009	1,074
	$9,709	$8,332

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2014.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2015	2015	2014
Non-Performing Loans:
One-to-four family real estate	$1,655	$1,621	$1,564
Commercial real estate	1,694	6,617	8,750
Consumer	786	801	486
Commercial business	46	42	120
Total	4,181	9,081	10,920

Foreclosed and Repossessed Assets:
One-to-four family real estate	48	110	50
Commercial real estate	1,997	2,394	3,053
Total non-performing assets	$6,226	$11,585	$14,023
Total as a percentage of total assets	0.97%	1.87%	2.43%
Total non-performing loans	$4,181	$9,081	$10,920
Total as a percentage of total loans receivable, net	0.90%	2.10%	2.99%
Allowance for loan losses to non-performing loans	232.22%	96.75%	76.30%

Delinquency Data:
Delinquencies (1)
30+ days	$993	$1,778	$1,682
90+ days (2)	0	0	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	0.21%	0.40%	0.45%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

(2) Loans delinquent for 90 days and over are generally non-accruing and are included in the Company’s non-performing asset total unless they are well secured and in the process of collection.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2014.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at December 31, 2015	# of relationships	Principal Amount of Loans at September 30, 2015	# of relationships	Principal Amount of Loans at December 31, 2014
Developments/land	3	$1,694	3	$6,617	3	$8,750

Non-Interest Income and Expense

Non-interest income was $2.0 million for the fourth quarter of 2015, an increase of $0.3 million, or 16.7%, from $1.7 million for the same period in 2014. Gain on sales of loans increased $0.2 million between the periods primarily because of an increase in single family loan originations and sales. Other income increased $0.1 million primarily due to an increase in the sale of uninsured investment products.

Non-interest expense was $6.0 million for the fourth quarter of 2015, an increase of $0.2 million, or 3.1%, from $5.8 million for the same period of 2014. Losses on real estate owned increased $0.2 million as a result of an increase in the losses realized on the sale of real estate owned between the periods. Compensation expense increased $0.1 million between the periods primarily because of an increase in employee pension benefit costs. These increases in non-interest expense were partially offset by a decrease of $0.1 in occupancy expense due primarily to a decrease in building and non-capitalized software costs between the periods.

Income tax expense was $0.5 million for the fourth quarter of 2015, a decrease of $0.7 million, compared to $1.2 million for the same period in 2014. The decrease in income tax expense between the periods is primarily related to the decrease in pre-tax net income in the fourth quarter of 2015 when compared to the fourth quarter of 2014.

Net Income Available to Common Shareholders

Net income available to common shareholders was $1.1 million for the fourth quarter of 2015, a decrease of $0.3 million from the $1.4 million net income available to common shareholders in the fourth quarter of 2014. The net income available to common shareholders decreased primarily because of the decrease in net income between the periods that was partially offset by a reduction in the dividends required to be paid on the outstanding Preferred Stock. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2015 was 0.69%, compared to 1.13% for the fourth quarter of 2014. Return on average equity (annualized) was 6.19% for the fourth quarter of 2015, compared to 8.74% for the same period of 2014. Book value per common share at December 31, 2015 was $15.54, compared to $14.77 at December 31, 2014.

Annual Results

Net Income

Net income was $3.0 million for 2015, a decrease of $4.4 million, from $7.4 million for 2014. Net income available to common shareholders was $2.8 million for the year ended December 31, 2015, a decrease of $2.9 million, from net income available to common shareholders of $5.7 million for 2014. Diluted earnings per common share for the year ended December 31, 2015 was $0.61, a decrease of $0.62 compared to the diluted earnings per common share of $1.23 for the year ended December 31, 2014. The decrease in net income in 2015 is due primarily to a $6.8 million increase in the provision for loan losses between the periods. The increase in the provision was primarily because there was more commercial loan growth and fewer recoveries of previously charged off loans in 2015 when compared to 2014. Net income also decreased $1.4 million due to the increase in the losses on real estate owned between the periods. The increased losses in 2015 were primarily due to a large gain realized on the sale of a commercial property in 2014. These decreases in net income were partially offset by a $0.5 million increase in net interest income due to increases in outstanding loan balances and a $3.3 million decrease in income tax expense as a result of the decreased income between the periods.

Net Interest Income

Net interest income was $19.9 million for 2015, an increase of $0.5 million, or 2.8%, from $19.4 million for 2014. Interest income was $21.5 million for 2015, an increase of $0.9 million, or 4.1%, from $20.6 million for 2014. Interest income increased between the periods primarily because of a change in the mix of average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets decreased $14.5 million between the periods, the average interest-earning assets held in higher yielding loans increased $25.5 million and the amount held in lower yielding cash and investment decreased $40.0 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred primarily because of an increase in loan originations and a reduction in loan payoffs between the periods. The Company also acquired $24.1 million of loans through an acquisition that occurred in the third quarter of 2015. The average yield earned on interest-earning assets was 3.83% for 2015, an increase of 24 basis points from 3.59% for 2014.

Interest expense was $1.5 million for the year ended December 31, 2015, an increase of $0.3 million, or 24.4%, from $1.2 million for 2014. Interest expense increased primarily because of the change in the mix of the average interest-bearing liabilities held, which resulted in an increase in the average rate paid between the periods. While the average interest-bearing liabilities decreased $2.8 million between the periods, the average amount held in higher rate advances and other borrowings increased $9.3 million, the average amount held in higher rate certificates of deposit decreased $14.5 million, and the average amount held in other lower rate checking and money market deposits increased $2.4 million between the periods. The increase in the average rates paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of all of the remaining Preferred Stock. Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on deposit accounts between the periods as a result of the low interest rate environment that continued to exist in 2015. The average interest rate paid on interest-bearing liabilities was 0.29% for 2015, an increase of 6 basis points from the 0.23% average interest rate paid in 2014. Net interest margin (net interest income divided by average interest-earning assets) for 2015 was 3.56%, an increase of 18 basis points, compared to 3.38% for 2014.

Provision for Loan Losses

The provision for loan losses was ($0.2 million) for the year ended December 31, 2015, an increase of $6.8 million, from ($7.0 million) for the year ended December 31, 2014. The provision for loan losses increased primarily because there was more commercial loan growth, fewer credit rating upgrades, and fewer recoveries of previously charged off loans in 2015 when compared to 2014. Total non-performing assets were $6.2 million at December 31, 2015, a decrease of $7.8 million, or 55.6%, from $14.0 million at December 31, 2014. Non-performing loans decreased $6.7 million and foreclosed and repossessed assets decreased $1.1 million during 2015. The non-performing loan and foreclosed and repossessed asset activity for 2015 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2014	$10,920	December 31, 2014	$3,103
Classified as non-performing	4,422	Other foreclosures/repossessions	239
Charge offs	(119)	Real estate sold	(1,165)
Principal payments received	(5,011)	Net gain on sale of assets	165
Classified as performing	(5,921)	Write downs	(407)
Transferred to real estate owned	(110)	Transferred from non-performing loans	110
December 31, 2015	$4,181	December 31, 2015	$2,045

The decrease in non-performing loans relates primarily to a commercial real estate development relationship that was upgraded to performing status during the year due to the improved financial performance of the project as a result of increased lot sales.

A reconciliation of the allowance for loan losses for 2015 and 2014 is summarized as follows:

(in thousands)	2015	2014
Balance beginning of period	$8,332	$11,401
Provision	(164)	(6,998)
Charge offs:
Commercial	(69)	(55)
Commercial real estate	0	(936)
Consumer	(105)	(131)
Single family mortgage	(19)	(92)
Recoveries	1,734	5,143
Balance at December 31,	$9,709	$8,332

Non-Interest Income and Expense

Non-interest income was $7.7 million for the year ended December 31, 2015, an increase of $0.4 million, compared to $7.3 million for the year ended December 31, 2014. The increase is primarily related to a gain of $0.3 million that was recognized on an acquisition that occurred in the third quarter of 2015. Gain on sales of loans increased $0.1 million, or 7.4%, between the periods primarily because of an increase in single family loan originations and sales. Other non-interest income increased $0.1 million primarily due to an increase in income related to the sale of non-insured investment products. These increases in non-interest income were partially offset by a $0.1 million decrease in fees and service charges primarily because of a decrease in retail and commercial overdraft fees between the periods.

Non-interest expense was $23.2 million for the year ended December 31, 2015, an increase of $1.8 million, or 8.4%, from $21.4 million for the same period in 2014. Losses on real estate owned increased $1.4 million between the periods primarily because of a $1.0 million gain that was recognized on the sale of a single commercial property in 2014. Compensation expense increased $0.4 million between the periods primarily because of an increase in the expenses related to restricted stock awards and increased incentive accruals due to increased loan originations. These increases in non-interest expense were partially offset by a decrease of $0.1 million in deposit insurance costs due primarily to a decrease in insurance rates between the periods.

Income tax expense was $1.6 million for the year ended December 31, 2015, a decrease of $3.3 million from $4.9 million for the same period in 2014. The decrease in income tax expense between the periods is primarily related to the decrease in pre-tax net income in 2015 when compared to 2014.

 Net Income Available to Common Shareholders

Net income available to common shareholders was $2.8 million for 2015, a decrease of $2.9 million from the $5.7 million net income available to common shareholders in 2014. The net income available to common shareholders decreased primarily because of the decrease in net income between the periods that was partially offset by a reduction in the dividends required to be paid on the outstanding Preferred Stock. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

Return on Assets and Equity

Return on average assets (annualized) for 2015 was 0.50%, compared to 1.21% for 2014. Return on average equity (annualized) was 4.27% for 2015, compared to 9.12% for the same period of 2014. Book value per common share at December 31, 2015 was $15.54, compared to $14.77 at December 31, 2014.

Annual Meeting Announcement

HMN announced that its annual meeting will be held at the Rochester Golf and Country Club, located at 3100 West Country Club Road, Rochester, Minnesota on Tuesday, April 26, 2016, at 10:00 a.m. local time. The Company’s common stockholders at the close of business on March 3, 2016, the record date, will be entitled to vote at the annual meeting.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Rochester (4), Spring Valley and Winona; one full service office located in Marshalltown, Iowa; three loan origination offices located in Delafield, Wisconsin, Sartell, Minnesota, and Owatonna, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to complete the acquisition of certain assets from Deerwood Bank and integrate its operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN, the future outlook for the Company; the amount of dividends paid by the FHLB on its stock; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized under revised capital rules; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and Part II, Item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$39,782	46,634
Securities available for sale:
Mortgage-backed and related securities (amortized cost $2,237 and $2,755)	2,283	2,909
Other marketable securities (amortized cost $110,092 and $135,772)	109,691	134,925
	111,974	137,834

Loans held for sale	3,779	2,076
Loans receivable, net	463,185	365,113
Accrued interest receivable	2,254	1,713
Real estate, net	2,045	3,103
Federal Home Loan Bank stock, at cost	691	777
Mortgage servicing rights, net	1,499	1,507
Premises and equipment, net	7,469	6,982
Core deposit intangible	393	0
Prepaid expenses and other assets	1,417	1,157
Deferred tax asset, net	8,673	10,530
Total assets	$643,161	577,426

Liabilities and Stockholders’ Equity
Deposits	$559,387	496,750
Other borrowings	9,000	0
Accrued interest payable	242	93
Customer escrows	830	788
Accrued expenses and other liabilities	4,057	3,782
Total liabilities	573,516	501,413
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued shares 0 and 10,000	0	10,000
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,388	50,207
Retained earnings, subject to certain restrictions	80,536	77,805
Accumulated other comprehensive loss	(214)	(418)
Unearned employee stock ownership plan shares	(2,417)	(2,610)
Treasury stock, at cost 4,645,769 and 4,658,323 shares	(58,739)	(59,062)
Total stockholders’ equity	69,645	76,013
Total liabilities and stockholders’ equity	$643,161	577,426

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$5,638	4,589	19,389	18,987
Securities available for sale:
Mortgage-backed and related	29	33	116	164
Other marketable	426	380	1,881	1,269
Cash equivalents	15	32	63	189
Other	1	1	4	4
Total interest income	6,109	5,035	21,453	20,613

Interest expense:
Deposits	229	274	934	1,211
Federal Home Loan Bank advances	1	0	2	0
Other borrowings	163	0	571	0
Total interest expense	393	274	1,507	1,211
Net interest income	5,716	4,761	19,946	19,402
Provision for loan losses	75	(2,221)	(164)	(6,998)
Net interest income after provision for loan losses	5,641	6,982	20,110	26,400

Non-interest income:
Fees and service charges	827	831	3,316	3,458
Mortgage servicing fees	268	271	1,046	1,058
Securities gains, net	6	0	6	0
Gain on sales of loans	536	348	1,964	1,828
Gain on acquisition	0	0	289	0
Other	324	230	1,032	940
Total non-interest income	1,961	1,680	7,653	7,284

Non-interest expense:
Compensation and benefits	3,448	3,388	13,733	13,332
Losses (gains) on real estate owned	97	(64)	218	(1,194)
Occupancy	981	1,037	3,722	3,691
Deposit insurance	106	107	375	435
Data processing	267	276	1,020	1,011
Other	1,097	1,073	4,128	4,128
Total non-interest expense	5,996	5,817	23,196	21,403
Income before income tax expense	1,606	2,845	4,567	12,281
Income tax expense	516	1,167	1,611	4,902
Net income	1,090	1,678	2,956	7,379
Preferred stock dividends	0	(293)	(108)	(1,710)
Net income for common shareholders	$1,090	1,385	2,848	5,669
Other comprehensive income (loss), net of tax	(277)	(46)	204	256
Comprehensive income available to common shareholders	$813	1,339	3,052	5,925
Basic earnings per common share	$0.26	0.34	0.69	1.40
Diluted earnings per common share	$0.23	0.30	0.61	1.23

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
Selected Financial Data:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
I. OPERATING DATA:
Interest income	$6,109	5,035	21,453	20,613
Interest expense	393	274	1,507	1,211
Net interest income	5,716	4,761	19,946	19,402

II. AVERAGE BALANCES:
Assets (1)	628,914	591,047	592,204	610,501
Loans receivable, net	450,957	364,343	394,086	369,571
Mortgage-backed and related securities (1)	116,953	130,858	134,080	123,210
Interest-earning assets (1)	596,333	552,982	559,951	574,489
Interest-bearing liabilities	554,752	499,145	516,002	518,851
Equity (1)	69,902	76,186	69,259	80,904

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.69%	1.13%	0.50%	1.21%
Interest rate spread information:
Average during period	3.78	3.39	3.54	3.36
End of period	3.79	3.38	3.79	3.38
Net interest margin	3.80	3.42	3.56	3.38
Ratio of operating expense to average total assets (annualized)	3.78	3.90	3.92	3.51
Return on average common equity (annualized)	6.19	8.74	4.27	9.12
Efficiency	78.10	89.47	84.05	80.00

	December 31,	December 31,
IV. ASSET QUALITY:	2015	2014
Total non-performing assets	$6,226	14,023
Non-performing assets to total assets	0.97%	2.43%
Non-performing loans to total loans receivable, net	0.90%	2.99%
Allowance for loan losses	$9,709	8,332
Allowance for loan losses to total assets	1.51%	1.44%
Allowance for loan losses to total loans receivable, net	2.10	2.28
Allowance for loan losses to non-performing loans	232.22	76.30

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$15.54	14.77

	Year Ended	Year Ended
VI. CAPITAL RATIOS:	Dec 31, 2015	Dec 31, 2014
Stockholders’ equity to total assets, at end of period	10.83%	13.16%
Average stockholders’ equity to average assets (1)	11.70	13.25
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	108.52	110.72
Home Federal Savings Bank regulatory capital ratios:
Tier 1 or core capital	11.46%	11.76%
Risk-based capital	15.35%	18.47%

	December 31,	December 31,
	2015	2014
VII. EMPLOYEE DATA:
Number of full time equivalent employees	185	181

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.